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                                                                       EXHIBIT 1

                              REVOLVING CREDIT NOTE

$7,500,000.00                                                     June 30, 1996


            FOR VALUE RECEIVED, the undersigned, INTERNATIONAL HEALTH PRODUCTS, INC., a Nevada corporation, having its principal place of business at 10670 North Central Expressway, Suite 501, Dallas, Texas 75231 (the "Company"), hereby unconditionally promises to pay on Demand to the order of BASIC CAPITAL MANAGEMENT, INC., a Nevada corporation (the "Lender"), at its office located at 10670 North Central Expressway, Suite 600, Dallas, Texas 75231 (or at such other place as the holder of this Note may designate by written notice to the Company), in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (a) SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000.00), and (b) the aggregate unpaid principal amount of all advances of the Loan made by the Lender to the Company pursuant to this Note. The Company further agrees to pay interest in like money at such office (or such other location) on the unpaid principal amount hereof from time to time outstanding from the date hereof until such amount shall become due and payable (whether at the stated maturity, by acceleration or otherwise) at a rate per annum equal to 10%. Interest shall be payable monthly on the last business day of each calendar month commencing on the first such date to occur after the date hereof, and upon the due date and payment (including prepayment) in full of the unpaid principal amount hereof. The holder of this Note is authorized to endorse the date and amount of each advance and each payment of principal with respect thereto on the schedule annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information endorsed.

            This Revolving Credit Note is given in renewal and replacement of that certain Revolving Credit Note dated June 30, 1993 in the original principal amount of $1,600,000 executed by the Company and payable to the order of the Lender.

            Anything to the contrary notwithstanding, the Lender shall not charge, take or receive, and the Company shall not be obligated to pay to the Lender, any amounts constituting interest on the principal amount hereof from time to time outstanding in excess of the maximum rate permitted by applicable law.

            If any payment on this Note becomes due and payable on a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or required by law to close, the maturity thereof shall be extended to the next succeeding business day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

            All parties now and hereafter liable with respect to this note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby wive presentation for payment, demand, notice of nonpayment or dishonor, protest and notice of protest.


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            Upon the occurrence of any events of default on this Note or other borrowings by the Company, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

            This Note shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the choice of law principles thereof.

            IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered by its duly authorized officers as of the day and year first above written.

                              INTERNATIONAL HEALTH PRODUCTS, INC.
                              a Nevada corporation




                              By:  /s/ F. Terry Shumate
                                  --------------------------------
                                   F. Terry Shumate, President



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